As filed with the Securities and Exchange Commission on May 13, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CITIGROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1568099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

388 Greenwich Street New York, NY	10013
(Address of Principal Executive Offices)	(Zip Code)
Citigroup 2019 Stock Incentive Plan
(Full title of the plan)
Rohan S. Weerasinghe
General Counsel
Citigroup Inc.
388 Greenwich Street
New York, NY 10013
(Name and address of agent for service)
(212) 559-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $.01 par value per share (“Common Stock”)(1)	20,000,000	$74.18(2)	$1,483,600,000.00	$161,860.76

(1)	Represents Common Stock issuable under the Citigroup 2019 Stock Incentive Plan. In addition, this Registration Statement also relates to such indeterminable number of additional shares of Common Stock as may be issuable pursuant to stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the average of the high and low sales prices of the Common Stock as reported in the consolidated reporting system on May 6, 2021.

EXPLANATORY NOTE

On April 27, 2021, stockholders of Citigroup Inc. (the “Registrant”) approved an amendment to the Citigroup 2019 Stock Incentive Plan (the “Plan”) that increased its share authorization by 20,000,000 shares. The shares registered on this Registration Statement are in addition to the shares previously registered on a Registration Statement on Form S-8 filed in connection with the Plan on May 16, 2019 (File No. 333-231547), and to the additional 15,000,000 shares registered on a Registration Statement on Form S-8 filed on May 15, 2020 (File No. 333-238303), in connection with an amendment to the Plan approved by the Registrant’s stockholders on April 21, 2020. In accordance with the requirements of General Instruction E to Form S-8, the contents of the earlier Registration Statements are incorporated by reference into this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.    Interests of Named Experts and Counsel.

Arthur Henry Kohn, Esq., who is providing an opinion on the legality of the Common Stock being registered hereby, is General Counsel—ERISA, Compensation, and Benefits of the Registrant. As an employee of the Registrant, Mr. Kohn participates or is eligible to participate in employee benefit plans of the Registrant on the same basis as other similarly eligible employees. Pursuant to such plans, he owns or has options or other rights to acquire an aggregate of less than 1% of the outstanding shares of Common Stock. Mr. Kohn is eligible to participate in the Plan.

Item 8.    Exhibits.

See Exhibit Index below.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 13, 2021.

CITIGROUP INC. (Registrant)

By:	/s/ MARK A. L. MASON
Mark A. L. Mason Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities on April 15, 2021.

Signature	Title

/s/ JANE FRASER	Chief Executive Officer and Director
Jane Fraser	(Principal Executive Officer)

/s/ MARK A. L. MASON	Chief Financial Officer
Mark A. L. Mason	(Principal Financial Officer)

/s/ JOHNBULL E. OKPARA	Controller
Johnbull E. Okpara	(Principal Accounting Officer)

*	Director
Ellen M. Costello

*	Director
Grace E. Dailey

*	Director
Barbara Desoer

*	Director
John C. Dugan	(Chair)

*	Director
Duncan P. Hennes

*	Director
Peter B. Henry

*	Director
S. Leslie Ireland

*	Director
Lew W. Jacobs, IV

*	Director
Renée James

*	Director
Gary M. Reiner

*	Director
Diana L. Taylor

Signature	Title

*	Director
James S. Turley

*	Director
Deborah C. Wright

*	Director
Alexander R. Wynaendts

*	Director
Ernesto Zedillo Ponce de Leon

*By:	/s/ MARK A. L. MASON
Mark A. L. Mason Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1
Citigroup 2019 Stock Incentive Plan (as amended and restated as of April 27, 2021), incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on April 29, 2021 (File No. 001-09924)

4.2
Restated Certificate of Incorporation of Citigroup Inc., as amended, as in effect on the date hereof, incorporated by reference to Exhibit 3.01 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020 (File No. 001-09924)

4.3
By-laws of Citigroup Inc., as amended, as in effect on the date hereof, incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K filed on December 19, 2019 (File No. 001-09924)

5.1*	Opinion of Arthur Henry Kohn, with respect to the legality of the securities being registered

23.1*	Consent of Arthur Henry Kohn (included in the opinion filed as Exhibit 5.1)

23.2*	Consent of KPMG LLP

24.1*	Limited Power of Attorney of the directors of the Registrant

______________________
* Filed herewith.